EXHIBIT 10.7

                      BLACKROCK KELSO CAPITAL ADVISORS LLC
                             WAIVER RELIANCE LETTER

                                  July 25, 2005


BlackRock Kelso Capital Corporation
40 East 52nd Street
New York, NY 10022


Ladies and Gentlemen:

     BlackRock Kelso Capital Advisors LLC (the "Advisor") and BlackRock Kelso Capital Corporation (the "BDC") have entered into an Investment Management Agreement, dated July 25, 2005 (the "Management Agreement"), pursuant to which the Advisor has agreed to furnish investment advisory services to the BDC and the BDC has agreed to pay a management fee (the "Management Fee"), on the terms and subject to the conditions of the Management Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Private Offering Memorandum of BlackRock Kelso Capital Holding LLC. The advisor hereby agrees with the BDC as follows:

1. The Advisor hereby waives its rights to receive 50% of the amount of the Management Fee the Advisor would otherwise be entitled to receive from the BDC until the first date on which 90% of the assets of the BDC are invested in portfolio companies in accordance with the BDC's investment objective, excluding investments in cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment, or the Ramp-Up Date, whichever is sooner.

2. Thereafter, the Advisor hereby waives, until such time as the BDC has completed an initial public offering of its common shares registered under the Securities Act and listed such common shares on a national securities exchange (collectively, the "Public Market Event"), 25% of the amount of the Management Fee the Advisor would otherwise be entitled to receive from the BDC.

3.   In addition, the Advisor hereby

     (a) waives Management Fees for any calendar year in excess of $11.936224 million until the earlier of (i) such time as the BDC has completed the Public Market Event or (ii) the fourth anniversary of the commencement of operations of the BDC and

     (b) waives its Management Fee in excess of $5.570238 million during the fifth year of the BDC's existence unless the BDC has completed the Public Market Event.

     Supporting calculations with respect to the waiver thresholds are contained in the attached spreadsheet.

     Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Advisor.

                                     Sincerely,
                                     BLACKROCK KELSO CAPITAL
                                     ADVISORS LLC

                                     By: /s/ Michael B. Lazar
                                         -----------------------
                                         Name:  Michael B. Lazar
                                         Title:  Chief Operating Officer


CONFIRMED AND ACCEPTED:
BLACKROCK KELSO CAPITAL CORPORATION

By: /s/ Frank Gordon
    -----------------------
    Name:  Frank Gordon
    Title:  Chief Financial Officer

                  BlackRock Kelso Capital Corporation
                  BlackRock Kelso Capital Advisors LLC

               Adjusted Fee Waiver Threshold Calculations
                             (in millions)

Fee Waiver Threshold per Offering Memorandum*:
Earlier of completion of Public Market Event or fourth
anniversary of commencement of BDC                                        $  11.25   A
During fifth year of existence                                                5.25   B
Based upon assumed gross proceeds of                                         500.0   C

Fee Waiver Threshold Adjusted to Reflect Actual Gross Proceeds:
Actual gross proceeds                                                   530.498845   D
Actual gross proceeds divided by assumed gross proceeds                 1.06099769   E = D / C
Adjusted Fee Waiver:
                                                                       ------------
Earlier of completion of Public Market Event or fourth                |            |
anniversary of commencement of BDC                                    |  11.936224 | A x E
During fifth year of existence                                        |   5.570238 | B x E
                                                                       ------------

* Confidential Private Offering Memorandum of BlackRock Kelso Capital Holding LLC, dated June 2005, relating to its Membership Interests (related excerpt attached)

Excerpt from Confidential Private Offering Memorandum of BlackRock Kelso Capital
             Holding LLC, dated June 2005, relating to its Membership Interests.


In any event and assuming gross proceeds from this offering of $500 million, the Advisor has agreed (A) to waive Management Fees for any calendar year in excess of $11.25 million until the earlier of (i) such time as the BDC has completed the Public Market Event or (ii) the fourth anniversary of the commencement of the BDC and (B) to waive its Management Fee in excess of $5.25 million during the fifth year of the BDC's existence unless the BDC has completed the Public Market Event. If there is no Public Market Event, the BDC will begin the process of winding down its assets in the beginning of the sixth year of the BDC's existence. The BDC would need to have greater than $750 million in total assets during the initial waiver period for the $11.25 million cap to be operative and greater than $350 million in total assets during the fifth year for the $5.25 million cap to be operative. The foregoing amounts assume gross proceeds from this offering of $500 million. To the extent that such gross proceeds differ from $500 million, the fee cap and total asset thresholds described above will change in direct proportion to the ratio of the actual gross proceeds to $500 million. For example, if the gross proceeds from this offering were $520 million, the $11.25 million and $5.25 million fee caps described above would increase to $11.70 million and $5.46 million, respectively, and the total asset thresholds of $750 million and $350 million described above would increase to $780 million and $364 million, respectively. Although it is anticipated that the Carried Interest will be paid through distributions on the Series S Share (as defined below under "Description of Shares of the BDC - Series S Preferred Shares; Carried Interest), the Carried Interest (as defined below) is also provided for in the Management Agreement.